News Release

AlphaPoint Technology, Inc. (OTCBB APPO) acquires N’compass Solutions, Inc.;

Strengthens AssetCentral™ Data Center Infrastructure Management Software Solutions

Sarasota, FL (December 23, 2014) – AlphaPoint Technology, Inc. (OTCBB APPO) today announced the acquisition of N’compass Solutions, Inc., an IT software solutions and cloud services company based in Minneapolis, Minnesota.  This acquisition marks the launch of AlphaPoint’s strategic plan for rapid growth in 2015 through acquisitions.   AlphaPoint has identified a number of synergistically-focused IT companies to acquire which have cutting-edge solutions in data center management, optimization, and migration, as well as cloud strategy and data protection.

AlphaPoint, a publicly held information technology company, provides Data Center Infrastructure Management (DCIM) solutions for mid to large-size organizations and global enterprises.  The acquisition of N’compass advances the capabilities of AlphaPoint’s foundational software solution, AssetCentral™, which provides critical DCIM and Information Technology Asset Management (ITAM) information to help clients gain better visibility into their data center assets and IT capabilities.

N’compass, developer of a data aggregator and analytical software platform called LIVE, will initially advance the AssetCentral™ capabilities through the integration of its LiveDC product.  LiveDC is a cost-effective Data Center Service Optimization (DCSO) solution that accurately measures the essential DCIM capacity functions (i.e., power, cooling, performance optimization, space management and asset tracking), provides time-to-zero reporting, and tracks strategic progress. Through the implementation of LiveDC, users can make better decisions that meet current and future business demands, reduce risk and optimize return on investment.  In addition, N’compass will broaden AlphaPoint’s IT solution offerings to include other software products and services.

According to Gary Macleod, CEO of AlphaPoint, “N’compass has more than 14 years of strategic IT expertise that they have tapped to create a very unique software platform with a core mission to improve the delivery of accurate data and analytics to help IT professionals gain visibility into their IT environment and improve decision-making.  We see a lot of potential for not only broadening the capabilities of AssetCentral™, but introducing complimentary products through a suite of solutions that will reach beyond the data center structure.”

Chris Flaherty, N’compass President and CEO adds, “Gary and the AlphaPoint leadership team have a reputation for growing successful companies.  They also hold the same vision of empowering IT experts with information that helps them make decisions that improve the services they provide to their organization.  We are very much looking forward to working with AlphaPoint to continue to expand the products and services we can deliver together.”

N’compass will become a wholly owned subsidiary of AlphaPoint and will keep its base of operations in Minneapolis.  The N’compass leadership team will remain in their current positions.  In addition, N’compass President and CEO, Chris Flaherty and CIO, Chris Pinc will join the AlphaPoint Board of Directors and take on the roles of AlphaPoint President and CIO respectively.  In addition, Kristi Paul will join the AlphaPoint leadership team as Chief Marketing Officer and Keith Meierhofer will serve as Vice President of Consulting and Special Projects.

About AlphaPoint Technology

From its headquarters in Sarasota, Florida, AlphaPoint Technology provides Data Center and IT Asset Management Software.  AssetCentral™ is a cutting-edge, easy-to-use, web-based IT Asset Management (ITAM software) and Data Center Infrastructure Management (DCIM software) solution that empowers IT professionals to simplify data center operations, streamline processes, implement best practices, improve service delivery, mitigate risk, and help drive Green Data Center Initiatives.  To learn more, visit www.alphapointtechnology.com.

About N’compass Solutions

N’compass Solutions, Inc. is a Minneapolis-based software solutions and services company that has revolutionized the way to deliver IT consulting through the combination of a proprietary software platform called LIVE and traditional consulting services to deliver Service via Software (SvS).  Through LIVE, N’compass offers a suite of linked IT SvS solutions called LiveIT to deliver insight and analysis to help our customers make sound decisions that provide optimal IT capabilities to their organizations efficiently and cost-effectively.  To learn more about N’compass, visit www.ncompass-inc.com.

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For more information, contact:

Jay Letendre

AlphaPoint Technology, Inc.

jletendre@alphapoint-us.com

941-907-8822, ext. 10

Kristi Paul

N’compass Solutions, Inc.

kpaul@ncompass-inc.com

612-269-4347

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